PRESS RELEASE

The Clorox Company Sells Aplicare to Medline Industries

OAKLAND, Calif., Aug. 22, 2017 – The Clorox Company (NYSE: CLX) announced today that it has sold the Aplicare skin antisepsis business to Medline Industries, the leading privately held manufacturer and distributor of health care supplies in the U.S. The transaction closed on Aug. 21.

“Selling Aplicare, which was part of our Professional Products business, was the result of our periodic strategic assessment of our global portfolio,” said Clorox Chairman and CEO Benno Dorer. “We are very pleased that, in Medline, we’ve found a buyer that has strong capabilities and can add significant value to the Aplicare business.”

Dorer added, “Importantly, this doesn’t change the strategic focus of our Professional Products business, which continues to be stopping the spread of infection, with an emphasis on killing pathogens in the environment.”

As communicated in the company’s fiscal year 2017 SEC filings, Clorox had been exploring strategic alternatives for Aplicare. Clorox's Form 10-K filing on Aug. 15 reported that for fiscal year 2017, which ended June 30, 2017, the Aplicare business had $46 million in net sales, representing slightly less than 1 percent of total company sales, and insignificant net earnings.

Clorox will provide an updated fiscal year 2018 outlook during its first-quarter fiscal year 2018 earnings call on Nov. 1.

The Clorox Company
The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with more than 8,000 employees worldwide and fiscal year 2017 sales of $6 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt’s Bees® natural personal care products; and RenewLife® digestive health products. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company also has been broadly recognized for its corporate responsibility efforts, most notably receiving a Safer Choice Partner of the Year Award in 2016 and 2017 from the U.S. Environmental Protection Agency as well as being named to CR Magazine’s 2017 Best Corporate Citizens list and included in the 2016 Newsweek Green Rankings. The Clorox Company and its foundations contributed about $11 million in combined cash grants, product donations and cause marketing in fiscal year 2017. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Clorox Media Relations Aileen Zerrudo, 510-271-3075 aileen.zerrudo@clorox.com	Medline Media Relations Blair Klein, 847-643-3308 bklein@medline.com

Kathryn Caulfield 510-271-7209 kathryn.caulfield@clorox.com

Clorox Investor Relations Lisah Burhan 510-271-3269, lisah.burhan@clorox.com Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com